Filed Pursuant to Rule 433
Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$1,500,000,000

5.875% SENIOR NOTES, DUE JANUARY 2021

FINAL TERM SHEET

Dated December 16, 2010

Issuer:	Bank of America Corporation
Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)
Title of the Series:	5.875% Senior Notes, due January 5, 2021
Aggregate Principal Amount Initially	$1,500,000,000
Being Issued:
Issue Price:	99.264%
Trade Date:	December 16, 2010
Settlement Date:	December 21, 2010 (T+3)
Maturity Date:	January 5, 2021
Ranking:	Senior
Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000
Day Count Fraction:	30/360
Interest Rate:	5.875%
Interest Payment Dates:	January 5 and July 5 of each year, beginning July 5, 2011, subject to unadjusted following business day convention. Long first coupon.
Interest Periods:	Semi-annual
Treasury Benchmark:	10 year U.S. Treasury, due November 15, 2020
Treasury Yield:	3.473%
Treasury Benchmark Price:	92-30
Spread to Treasury Benchmark:	+250bps
Reoffer Yield	5.973%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ANZ Securities, Inc., Deutsche Bank Securities, Inc., ING Financial Markets LLC, Lloyds TSB Bank plc, Mizuho Securities USA Inc., Scotia Capital (USA) Inc.
Junior Co-Managers:	Aladdin Capital LLC, Blaylock Robert Van, LLC, Cantor Fitzgerald & Co.
CUSIP:	06051G EE5
ISIN:	US06051GEE52

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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